Exhibit 99.1

Press Release – Mifflintown, PA – May 2, 2014 Juniata Valley Financial Corp. Announces Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended March 31, 2014 were $903,000 and $0.22, respectively, compared to $1,006,000 and $0.24, respectively, for the quarter ended March 31, 2013.

Juniata Valley's first quarter 2014 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the first quarter of 2013 and to the immediate preceding quarter ending December 31, 2013, are shown in the table below.

	Quarter Ended
	March 31, 2014	March 31, 2013	December 31, 2013
	Results	Results	Results
Net Income	$903,000	$1,006,000	$967,000
ROA	0.81%	0.90%	0.86%
ROE	7.17%	8.05%	7.86%
EPS (basic and fully diluted)	$0.22	$0.24	$0.23

Net interest income and the net interest margin increased in the first quarter of 2014 as compared to the first quarter of 2013, despite the continuing sustained period of low market interest rates. Average loan balances grew slightly, by approximately $0.4 million. In addition, the quality of the loan portfolio continued to improve over the past twelve months, as approximately $3 million of non-accrual loan balances were, in effect, replaced with fully-accruing loans. The net interest margin on a fully tax-equivalent basis (which is net interest income expressed as a percentage of average interest-earning assets) rose by 2 basis points, to 3.52%, in the first quarter of 2014 compared to the same quarter one year ago, as net interest income increased by $28,000. As compared to the fourth quarter in 2013, the net interest margin was 5 basis points lower, primarily due to reductions in average outstanding loans. Loan balances often decline in the first quarter, as principal reductions on business revolving lines of credit are common.

Credit quality continued to improve as non-performing and risk rated loans are being addressed through liquidation of loans or exits from relationships. As of March 31, 2014, non-performing loans as a percentage of average outstanding loans was 2.36%, improving from 2.52% on December 31, 2013 and from 3.34% one year ago as of March 31, 2013. The improvement in non-performing loans has had a positive effect on the adequacy of the allowance for loan losses carried by Juniata Valley resulting in lower loan loss provisions. For the quarter ended March 31, 2014, the loan loss provision was $20,000, versus $80,000 for the first quarter of 2013 and $149,000 in the fourth quarter of 2013.

Despite the increase in net interest income, a lower loan loss provision and a lower provision for income taxes, net income in the first quarter of 2014 decreased when compared to the first quarter of 2013 due to lower non-interest income and higher non-interest expense. Non-interest income in the first quarter of 2014 decreased by 14.6% when compared to the same quarter one year ago, primarily due to reductions in fees and gains related to loans sold in the secondary market and reductions in customer service fees on deposit accounts. As compared to the immediate preceding quarter, non-interest income in the first quarter of 2014 decreased by 14.7%, impacted by lower customer service fees on deposit accounts and fees derived from loan activity.

As disclosed in previous filings, the amortization expense associated with the Bank’s investment in a low-income housing project is offset by the recording of the benefit of the tax credit from the project. Excluding the effect of this amortization expense, non-interest expense increased in the first quarter of 2014 by $181,000, or 6.0%, when compared to the same quarter one year ago. The increase was primarily due to increases in costs associated with foreclosure activity, facilities maintenance and utilities and employee compensation. Compared to the immediate prior quarter, ending December 31, 2013, total non-interest expense decreased by $96,000, or 2.8%. Categories contributing significantly to the decreased expense level included lower employee compensation expense, partially offset by higher benefits expense and lower amortization expense related to the investment in the low-income housing partnership.

The tax provision of $70,000 in the first quarter of 2014 reflected the application of the aforementioned low income housing tax credit which lowered the effective tax rate from 22.0% to 7.2%. In the first quarter of 2013, when earnings from tax exempt sources were lower, the effective tax rate was 25.1%. When comparing the first quarter of 2014 with the immediate preceding quarter ending December 31, 2013, the tax credit was applicable in both periods but the level of tax-exempt income was higher in the 2013 tax period. The effective tax rate in fourth quarter of 2013 was 4.5%.

Total assets of $451.9 million on March 31, 2014 represented an increase of 0.7% from December 31, 2013.

Ms. Barber commented, “First quarter earnings were consistent with managements’ expectations.  Anticipated reductions in secondary market lending activities and lower loan balances accounted for the reduction from prior periods. As we continue to reduce non-performing loans, we are optimistic about quality loan growth opportunities and look forward to introducing attractive new services in our market in an effort to enhance non-interest revenues.”

On April 15, 2014, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the second quarter of 2014, payable on June 2, 2014 to shareholders of record on May 15, 2014.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.